Exhibit 99.1

105 Carnegie Center Princeton, NJ 08540

Contact:
Barak Bar-Cohen, RCN Public Relations, 609-919-8144
Jim Downing, RCN Investor Relations, 609-734-3718

RCN Launches Voice Over IP Deployment in Chicago Market

PRINCETON, N.J., August 4, 2004 — RCN Corporation announced that it has deployed Voice over Internet Protocol (VoIP) technology in its Chicago market, the latest in a series of initiatives in Chicago. This rollout, currently available where the upgrade has been completed, is expected to be available in RCN’s entire Chicago footprint by October 31, 2004.

This initiative reflects RCN’s continuing commitment to its Chicago market and builds on the January launch of “Digital City.” With the digital upgrade, Chicago customers can enjoy digital cable television with RCN’s unique Starview SM mosaic program guide, as well as Video on Demand (VOD), Subscription Video on Demand (SVOD), and MegaModem Mach 7SM, the industry’s fastest cable modem.

“This VoIP rollout accomplishes two very important things for RCN: we control the entire customer experience for our VoIP customers without relying on the local phone company, and we also significantly reduce our equipment costs with VoIP technology,” said David C. McCourt, RCN’s Chairman and CEO. “Thanks to our state-of-the-art network, we can assure customers that their calls will get through, even when their power goes out. The response in Chicago has been terrific, as we’ve been adding 30 new customers a day, and expect to have VoIP available in our entire Chicago footprint by the end of October. “

RCN will provide this service through its own telephony network, with lifeline E-911 certification, battery backup and 99.999% service reliability. This allows RCN to ensure the same high quality service levels RCN has provided in Chicago since 2000. Additionally, this deployment will provide the company with significant cost efficiencies through more advanced customer premise equipment.

“We’ve been offering high-quality phone service as part of our bundled service offerings in Chicago since 2000- this VoIP rollout makes it even better,” said Rick Rioboli, Senior Vice President of Marketing and Product. “Along with Digital City, this improved phone product gives our Chicago customers a great choice and value in telecommunications services.”

Over the last several weeks, RCN has successfully launched fully integrated online music and gaming, cable modem download speeds of up to 7 Mbps, Digital Video Recorders, as well as High Definition television and Subscription Video on Demand enhancements.

ABOUT RCN CORPORATION

RCN Corporation (Pink Sheets: RCNCQ) is the nation’s first and largest facilities-based competitive provider of bundled phone, cable and high speed internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN provides service in the Boston, New York, Eastern Pennsylvania, Chicago, San Francisco and Los Angeles metropolitan markets. RCN also holds a 50% LLC membership interest in Starpower, which serves the Washington, D.C. metropolitan area.